Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FURTHER AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

Aesthetic Medical International Holdings Group Limited

 醫美國際控股集團有限公司

(adopted by a special resolution passed on September 30, 2019)

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FURTHER AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Aesthetic Medical International Holdings Group Limited

醫美國際控股集團有限公司

(adopted by a special resolution passed on September 30, 2019)

1.                                      The name of the Company is Aesthetic Medical International Holdings Group Limited (formerly known as Pengai Aesthetic Medical Group).

2.                                      The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.                                      The Company has unrestricted corporate capacity.  Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.                                      Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.                                      the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.                                      insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

c.                                       the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.                                      The authorized share capital of the Company is US$150,000 divided into (i) 121,983,052 Ordinary Shares of par value US$0.001 each, (ii) 15,600,000 Series A Preferred Shares of par value US$0.001 each, and (iii) 12,416,948 Series B Preferred Shares of par value US$0.001 each.

8.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.                                      Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FURTHER AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Aesthetic Medical International Holdings Group Limited

醫美國際控股集團有限公司

(adopted by a special resolution passed on September 30, 2019)

INTERPRETATION

1.                                      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accounting Standards”

means (i) in relation to each of the Company, the BVI Subsidiary and the HK Subsidiary, International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including, without limitation, standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, (ii) in relation to each of the WFOE and the Domestic Company, the accounting principles, standards and practices generally accepted in the PRC, each applied on a consistent basis.

“ADV”	means Peak Asia Investment Holdings V Limited, a company incorporated and existing under the laws of the British Virgin Islands.

“ADV Directors”	shall have the meaning set forth in Article 62.

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Applicable Conversion Price”	means, with respect to the Series A Preferred Shares, then-effective Series A Conversion Price; and with respect to Series B Preferred Shares, then-effective Series B Conversion Price.

“Applicable Conversion Shares”

means, with respect to Series A Preferred Shares, the then Ordinary Shares issuable upon conversion of Series A Preferred Shares; with respect to Series B Preferred Shares, the then Ordinary Shares issuable upon conversion of Series B Preferred Shares.

“Approved Sale”	shall have the meaning set forth in Article 117.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered or supplemented by Special Resolution.

“As-If Converted Basis”

means, with respect to any Ordinary Share Equivalents held by any member of the Company, the number of Ordinary Shares that would be held thereby upon the exchange, conversion or exercise of such Ordinary Share Equivalents, including, without limitation any issued and outstanding Notes and the Preferred Shares.

“Associate”

means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of twenty percent (20%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any Relative of such Person.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business”	means the business of providing cosmetic plastic surgery, health, skincare clinic and spa, health and therapeutic body treatment, general medical services and activities ancillary thereto.

“Business Day”

means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC or the Hong Kong S.A.R. (“Hong Kong”) are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“BVI Subsidiary”	means DRAGON JADE HOLDINGS LIMITED 龍翠控股有限公司, a BVI business company incorporated and existing under the laws of the British Virgin Islands.

“Charter Documents”

means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Chuangrui”

SCI AESTHETIC HOLDING CO., LTD. (BVI Company Number: 1993837), a company incorporated in British Virgin Islands and having its registered office at Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Island.

“Chuangrui Preference Amount”	shall have the meaning set forth in Article 8.2(A).

“CN Purchase Agreement”	means the convertible note purchase agreement dated November 9, 2016 between ADV and the Company with respect to the issuance of certain convertible notes by the Company to ADV.

“Company”	means the above named company.

“Consideration Per Share”	means RMB 31.80212.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Notes”	means any convertible notes issued by the Company to ADV pursuant to the CN Purchase Agreement.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events:

(1)           any consolidation, amalgamation, scheme of arrangement or merger of any Material Group Company with or into any other Person (except another Material Group Company) or other reorganization in which the Members or shareholders of such Material Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of the surviving entity’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Material Group Company is a party in which in excess of fifty percent (50%) of such Material Group Company’s voting power is transferred; or

(2)           a sale, transfer, lease or other disposition of all or substantially all of the assets of any Material Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Material Group Company).

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Company”	means 深圳鹏爱医院投资管理有限公司, a company established under the laws of the PRC.

“Drag Holders”	shall have the meaning set forth in Article 117.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (Revised).

“EN Purchase Agreement”

means the exchangeable note purchase agreement dated November 9, 2016 among ADV, the Company, the Founders and the Founder Holdcos with respect to the issuance of certain exchangeable notes by the Founder Holdcos to ADV.

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security issued by such Person and convertible into, exchangeable or exercisable for any of the foregoing, or any contract with such Person providing for the acquisition of any of the foregoing.

“ESOP”

means the employee share incentive plan of the Company to be adopted pursuant to Article 8.4(B)(2)(11) hereof covering the grant of Ordinary Shares (or awards therefor) to senior officers or key employees/service providers of a Group Company.

“Exchangeable Notes”	means the exchangeable notes issued by the Founder Holdcos to ADV pursuant to the EN Purchase Agreement.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Exempted Distribution”

means (a) a dividend payable solely in Ordinary Shares, (b) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers or consultants in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the approval of at least two Investor Directors), (c) the purchase, repurchase or redemption of the Preferred Shares (including in connection with the conversion of such Preferred Shares into Ordinary Shares) or any Note (including any Equity Securities converted or exchanged from any Note), (d) any interests or principal payable on any Note.

“First Closing Date”	shall have the meaning set forth in the CN Purchase Agreement.

“Founders”	means collectively, Zhou Pengwu (周鹏武), a Chinese citizen with ID number #####, and Ding Wenting (丁文婷), a Chinese citizen with ID number #####.

“Founder Holdcos”

means, collectively, Pengai Hospital Management Corporation, a company incorporated and existing under the laws of the British Virgin Islands, Seefar Global Holdings Limited 世發環球控股有限公司, a company incorporated and existing under the laws of the British Virgin Islands; and Jubilee Set Investments Limited 立禧投資有限公司, a company incorporated and existing under the laws of the British Virgin Islands, and the “Founder Holdco” means any of them.

“Governmental Authority”

means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company and all of its direct or indirect Subsidiaries, and “Group” refers to all of the Group Companies collectively.

“HK Subsidiary”	means Peng Oi Investment (Hong Kong) Holdings Limited, a limited liability company limited by shares incorporated under the laws of Hong Kong.

“IDG”

means collectively IDG TECHNOLOGY VENTURE INVESTMENT IV, L.P., a limited partnership organized and existing under the laws of the State of Delaware of the United States, IDG-ACCEL CHINA GROWTH FUND III L.P., a Cayman Islands exempted limited partnership, and IDG-ACCEL CHINA III INVESTORS L.P. a Cayman Islands exempted limited partnership.

“IDG Director”	shall have the meaning set forth in Article 62.

“Indebtedness”

of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including without limitation, obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initiating Holders”	shall have the meaning set forth in Article 8.5(A).

“Initial Completion Date”	shall have the meaning set forth in the Investment Agreement.

“Initial Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Interested Transaction”	shall have the meaning set forth in Article 86 hereof.

“Investment Agreement”

means the investment agreement dated September 20, 2018 entered into between the Company and WISE SUNNY LIMITED (as amended and supplemented by the supplemental agreement dated November 1, 2018 entered into between WISE SUNNY LIMITED and the Company, the second supplemental agreement dated November 30, 2018 entered into between WISE SUNNY LIMITED and the Company, and the third supplemental agreement dated December 31, 2018 between WISE SUNNY LIMITED and the Company).

“Investor Director”	shall have the meaning set forth in Article 62.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Majority Holders”	means the holders holding Notes and/or Preferred Shares representing at least 51% of the total voting power of the Notes and Preferred Shares, determined on an As-If Converted Basis.

“Majority Preferred Holders”	means the holders holding Preferred Shares representing at least 51% of the total voting power of the Preferred Shares, determined on an As-If Converted Basis.

“Material Group Company”

(i) means any Group Company that directly or indirectly (a) owns or Controls all or substantially all of the assets of the Group, taken as a whole, or (b) conducts all or substantially all of the operations of the Group, taken as a whole, and (ii) includes, without limitation, each of the WFOE and the Domestic Company.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company as originally formed or as from time to time altered or supplemented by Special Resolution.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Note”	means any of (i) the Exchangeable Notes and (ii) the Convertible Notes, and collectively, the “Notes”.

“Offeror”	shall have the meaning set forth in Article 117.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Resolution”

means, in accordance with these Articles, a Members’ resolution passed either (i) as a written resolution signed by the relevant Members pursuant to Article 40B, or (ii) at a meeting by Members holding at least a simple majority of the voting power of (a) all of the issued and outstanding Shares of the Company.

“Ordinary Share”	means an ordinary share of US$0.001 par value per share in the share capital of the Company having the rights attaching to it as set out herein.

“Person”

means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preferred Shares”	means the Series A Preferred Shares and the Series B Preferred Shares.

“Qualified IPO”

means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or on any other internationally recognized stock exchange (e.g., Shanghai Stock Exchange, Shenzhen Stock Exchange (the main board), Hong Kong Stock Exchange), with an offering price (net of underwriting commissions and expenses) that implies a market capitalization of the Company immediately prior to such offering of not less than US$200,000,000 and that results in gross proceeds to the Company of at least US$50,000,000, or in a public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Majority Holders, so long as such offering satisfies the foregoing market capitalization and gross proceeds requirements.

“Recapitalization”	means any reorganization, restructuring, reclassification or other similar event by the Company of its capital structure.

“Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Redeeming Preferred Shareholder”	shall have the meaning set forth in Article 8.5(A).

“Redemption Date”	shall have the meaning set forth in Article 8.5(B).

“Redemption Event”

means either of the following events: (a) no Group Company has successfully completed a Qualified IPO within four (4) years from the Series B Nominal Issue Date, or (b) an Event of Default (as defined in any of the Notes) has occurred and is continuing.

“Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(A).

“Redemption Notices”	shall have the meaning set forth in Article 8.5(A).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”

means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, any Affiliate or Relative (as applicable) of any of the foregoing, or Associate of any Affiliate, officer, director, supervisory board member, or holder of any Equity Security of any Group Company.

“Relative”	with respect to a nature Person means the spouse of such Person and any parent, grandparent, sibling or child of such Person or spouse.

“Right of First Refusal and Co-Sale Agreement”	has the meaning given to such term in the Shareholder and Note Holder Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Completion Date”	shall have the meaning set forth in the Investment Agreement.

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3(C) hereof.

“Series A Issue Date”	means the date of the first issuance of a Series A Preferred Share.

“Series A Issue Price”	means US$1.00, as appropriately adjusted to reflect any subdivision or consolidation of shares, share dividends, Recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preferred Share”	means a redeemable Series A Preferred Share of US$0.001 par value per share in the capital of the Company having the rights, preferences and privileges attaching to it as set out herein.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A).

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(C) hereof.

“Series B Nominal Issue Date”	means the First Closing Date.

“Series B Nominal Issue Price”	means US$2.3292, as appropriately adjusted to reflect any subdivision or consolidation of shares, share dividends, Recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preferred Share”	means a redeemable Series B Preferred Share of US$0.001 par value per share in the capital of the Company having the rights, preferences and privileges attaching to it as set out herein.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A).

“Share” and “Shares”	means a share or shares in the share capital of the Company and includes a fraction of a share.

“Shareholder and Note Holder Agreement”	means the Amended and Restated Shareholder and Note Holder Agreement dated 15 November, 2018 among the Company and certain other parties named therein, as amended from time to time.

“Share Sale”

means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Special Resolution”

means, in accordance with the Statute and these Articles, a Members’ resolution expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding at least two-thirds of voting power of all of the issued and outstanding Shares of the Company.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Supermajority Holders”	means the holders of Notes and/or Preferred Shares representing at least two-thirds of the total voting power of the Notes and Preferred Shares, determined on an As-If Converted Basis.

“Tax”

means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including without limitation, enterprise income tax and individual income withholding tax), turnover (including without limitation, value-added tax, business tax, and consumption tax), resource (including without limitation, urban and township land use tax), special purpose (including without limitation, land value-added tax, urban maintenance and construction tax, and additional education fees), property (including without limitation, urban real estate tax and land use fees), documentation (including without limitation, stamp duty and deed tax), filing, recording, social insurance (including without limitation, pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including without limitation, import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clauses (i)(a) through (i)(c) above.

“Third Completion Date”	shall have the meaning set forth in the Investment Agreement.

“WFOE”	means 鹏意达商务咨询（深圳）有限公司, a wholly foreign owned enterprise incorporated under the laws of the PRC.

2.                                      In the Articles:

2.1                               words importing the singular number include the plural number and vice-versa;

2.2                               words importing the masculine gender include the feminine gender;

2.3                               “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4                               references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5                               any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6                               the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7                               the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.8                               the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.9                               the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.10                        references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.11                        all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.12                        headings are inserted for reference only and shall be ignored in construing these Articles.

2.13                        Section 8 and 19 of the Electronic Transactions law shall not apply.

3.                                      For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 62, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 62 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted.  The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.                                      Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting), to the provisions of the Articles (including without limitation, Article 8) and to the provisions of the Shareholder and Noteholder Agreement (including without limitation, Articles 7.1 and 11.10 of the Shareholder and Noteholder Agreement)  and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of Shares (as either Ordinary Shares or Preferred Shares); (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series to which a Preferred Share belongs shall be designated prior to the allotment and issue of such Preferred Share.  In the event that any Preferred Share is converted pursuant to Article 8.3 hereof, the Preferred Share so converted shall be cancelled on redemption or purchase, and the amount of the Company’s issued share capital shall be diminished by the nominal value of those Preferred Shares; but the redemption or purchase of the Preferred Shares is not to be taken as reducing the amount of the Company’s authorised share capital.

7.                                      The Company shall not issue Shares to bearer.

RIGHTS, PREFERENCES AND PRIVILEGES OF SHARES

8.                                      Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1                               Dividends Rights.

A.                                    Preference.  Each holder of a Series B Preferred Share shall be entitled to receive dividends at the rate of eight percent (8%) per annum of the Series B Nominal Issue Price, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, prior and in preference to, and satisfied before, any dividend on any other class or series of shares including the Series A Preferred Shares (except for applicable Exempted Distributions).  Each holder of a Series A Preferred Share shall be entitled to receive dividends at the rate of eight percent (8%) per annum of the Series A Issue Price, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, prior and in preference to, and satisfied before, any dividend on any other class or series of shares (except for applicable Exempted Distributions).  Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

B.                                    Restrictions; Participation. Except for an Exempted Distribution and except for a distribution pursuant to Article 8.2, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (i) all accrued but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) (if any) have been paid in full, and (ii) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2                               Liquidation Rights.

A.                                    Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1)                                 First, each holder of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the higher of (a) the amount equal to 100% of the Series B Nominal Issue Price, plus an amount accruing thereon daily at a rate of 10% per annum, compounding annually, beginning on the First Closing Date and to the date the liquidator pays the Series B Preference Amount (as defined below), and (b) the amount that such holder of the Series B Preferred Share would have received if, immediately prior to the liquidation, dissolution or winding up of the Company, such Series B Preferred Share had been converted into the then applicable number of Ordinary Shares, in each case plus all declared but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Preference Amount”).  If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (1).

(2)                                 Second, each holder of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the higher of (a) the amount equal to 100% of the Series A Issue Price, plus an amount accruing thereon daily at a rate of 8% per annum, compounding annually, beginning on the Series A Issue Date and to the date the liquidator pays the Series A Preference Amount (as defined below), and (b) the amount that such holder of the Series A Preferred Share would have received if, immediately prior to the liquidation, dissolution or winding up of the Company, such Series A Preferred Share had been converted into the then applicable number of Ordinary Shares, in each case plus all declared but unpaid dividends on such Series A Preferred Share (collectively, the “Series A Preference Amount”).  If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (2).

(3)                                 Third, Chuangrui shall be entitled to receive for each Ordinary Share held by Chuangrui, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the Consideration Per Share plus an amount accruing thereon daily at a rate of 10% per annum, compounding annually, beginning on the Initial Completion Date (for Ordinary Shares held by Chuangrui which are allotted and issued on the Initial Completion Date) and/or Second Completion Date (for Ordinary Shares held by Chuangrui which are allotted and issued on the Second Completion Date) and/or Third Completion Date (for Ordinary Shares held by Chuangrui which are allotted and issued on the Third Completion Date) in each case, up to the date the liquidator pays the Chuangrui Preference Amount (as defined below), plus any declared but unpaid dividends on such Ordinary Shares held by Chuangrui (the “Chuangrui Preference Amount”). If the assets and funds thus distributed to Chuangrui shall be insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably to Chuangrui.

(4)                                 If there are any assets or funds remaining after the aggregate Series B Preference Amount, Series A Preference Amount and Chuangrui Preference Amount have been distributed or paid in full to the applicable holders pursuant to the above clauses, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all the holders of Ordinary Shares (other than Chuangrui) according to the relative number of Ordinary Shares held by such holders of Ordinary Shares.

B.                                    Deemed Liquidation.  Unless waived in writing by the Majority Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and subject to applicable laws, any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.                                    Valuation of Properties.  In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a deemed liquidation, dissolution or winding up of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)                                 If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)                                 If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Holders shall have the right to challenge, by notice in writing to the Company, any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Holders, with the cost of such appraisal to be borne by the Company; provided that if an independent appraiser has not been selected by the Board and the Majority  Holders within thirty (30) days of the notice challenging the Board’s determination, an independent appraiser shall be appointed by the Hong Kong International Arbitration Centre Council.

D.                                    Notices.  In the event that the Company shall propose at any time to commence a liquidation, dissolution or winding up of the Company or in the event of a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Supermajority Holders.

E.                                     Enforcement.  In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3                               Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.                                    Optional Conversion.  Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Share, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares as provided in Article 8.3(D) below.

B.                                    Automatic Conversion.  Each Preferred Share shall automatically be converted (without the need for the consent or approval of any Member or the Board), without the payment of any additional consideration, as provided in Article 8.3(C) below upon the earlier of (i) the closing of a Qualified IPO, or (ii) the date specified by written consent or agreement of the Supermajority Holders.  Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

C.                                    Conversion Ratio.  Upon conversion pursuant to Article 8.3(A) or Article 8.3(B) above, (i) each Series A Preferred Share shall be converted into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the applicable Series A Issue Price by the then-effective Series A Conversion Price (as defined below), and (ii) each Series B Preferred Share shall be converted into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the applicable Series B Nominal Issue Price by the then-effective Series B Conversion Price (as defined below).  The “Series A Conversion Price” shall initially be the Series A Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.  The “Series B Conversion Price” shall initially be the Series B Nominal Issue Price, resulting in an initial conversion ratio for the Series B Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

D.                                    Conversion Mechanism.  The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(1)                                 Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the original certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name of such holder in which the certificate or certificates for Ordinary Shares are to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)                                 If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)                                 Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D).  Such notice shall be given pursuant to Articles 106 through 110 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members.  On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable original certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such Shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the original certificate or certificates therefor duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted.  All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)                                 The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.  For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5)                                 No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of at least two Investor Directors), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)                                 Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Ordinary Shares as equal to the value of such cash amount divided by the applicable conversion price, at the option of the holders of the applicable Preferred Shares.

E.                                     Adjustment of the Applicable Conversion Price.  The Applicable Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1)                                 Adjustment for Subdivision or Consolidation of Shares.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, consolidate the outstanding Ordinary Shares into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such consolidation shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

(2)                                 Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)                                 Adjustments for Other Dividends.  If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or payable in any other asset or property (other than cash), then, and in each such event, subject to compliance with Article 8.1(B) and to the extent not duplicative with Article 8.1(B), provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)                                 Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision or consolidation otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(5)                                 Adjustments to Applicable Conversion Price for Dilutive Issuance.

(a)                                 Special Definition.  For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)                               “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).          any Note and any Equity Securities issued upon the conversion or exchange of any Note or a portion thereof;

b).          Ordinary Shares (or Options exercisable for such Ordinary Shares) to the Group Companies’ senior officers and key employees/service providers pursuant to the ESOP;

c).           Ordinary Shares issued or issuable pursuant to any subdivision or consolidation of shares, share dividend, combination, Recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(3) as duly approved by the Supermajority Holders;

d).          any Equity Securities issued as a dividend or distribution on the Preferred Shares;

e).           Ordinary Shares issued upon the conversion of Preferred Shares;

f).            any Equity Securities of the Company issued pursuant to a Qualified IPO;

g).           any Equity Securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved in accordance with Article 8.4(B); and

h).          Ordinary Shares issued to banks, equipment lessors or other financial institutions, pursuant to a debt financing or equipment leasing approved by the Board (as long as such approval includes the consent of at least two Investor Directors).

(b)                                 Waiver of Adjustment.  No adjustment to the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice signed by or on behalf of the Supermajority Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities.

(c)                                  Deemed Issuance of New Securities.  In the event the Company at any time or from time to time after the Series A Issue Date or Series B Nominal Issue Date, as applicable, shall issue any Options or Convertible Securities (other than an Exempted Issuance) or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)                                     no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Applicable Conversion Price to an amount which exceeds the Applicable Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv)                              upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Applicable Conversion Price computed upon the date of  original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if on such date of issue (or record date):

(x)                                 in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d)                                 Adjustment of the Applicable Conversion Price upon Issuance of New Securities.  In the event of an issuance of New Securities, at any time after the Series B Nominal Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Applicable Conversion Price in effect immediately prior to such issue, then and in such event, such Applicable Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the New Securities, provided that if such issue or deemed issue was without consideration, then the Company shall be deemed to have received an aggregate of US $0.001 of consideration for all such New Securities issued or deemed to be issued.

(e)                                  Determination of Consideration.  For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)                                     Cash and Property.  Such consideration shall:

(1)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of at least two Investor Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)                                 in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors including the approval of at least two Investor Directors.

(ii)                                  Options and Convertible Securities.  The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6)                                 Reserved.

(7)                                 Other Dilutive Events.  In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Applicable Conversion Price with respect to any Preferred Share would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Directors, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(8)                                 No Impairment.  The Company will not, by amendment of these Articles or through any reorganization, Recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(9)                                 Certificate of Adjustment.  In the case of any adjustment or readjustment of the Applicable Conversion Price with respect to any Preferred Share, the Directors, at the Company’s sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares, at such holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price with respect to such Preferred Share in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(10)                          Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Directors shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(11)                          Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.  If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purpose.

(12)                          Notices.  Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 106 through 110.

(13)                          No Adjustment to Below Par.  No adjustment to the Applicable Conversion Price shall be made if the result of which is to make the issue price fall below the nominal or par value of an Ordinary Share.

8.4                               Voting Rights.

A.                                    General Rights.  Subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights), at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  To the extent that the Statute or the Articles allow the relevant Preferred Shares to vote separately as a class or series with respect to any matters, such Preferred Shares, shall have the right to vote separately as a class or series with respect to such matters.

B.                                    Protective Provisions.

1.              Approval by Majority  Holders.  The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member shall procure the Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in accordance with applicable law and in writing by the Majority  Holders in advance.

(1)                                 any amendment or change of the rights, preferences, privileges, or powers of or concerning, or the limitations or restrictions provided for the benefit of, the Preferred Shares;

(2)                                 any action that creates, authorizes or issues (A) any class or series of Equity Securities of the Company having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, (B) any Equity Securities of the Company other than the Conversion Shares, Preferred Shares or Ordinary Shares issued upon the conversion and/or exchange of the Notes, or Ordinary Shares issued pursuant to the terms of the ESOP, or (C) any Equity Securities of any other Group Company;

(3)                                 any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with the Series A Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(4)                                 any purchase, repurchase or redemption of any Equity Security of any Group Company other than (i) any Exempted Distributions, (ii) purchase or redemption of Ordinary Shares pursuant to the terms of the ESOP, (iii) redemption of any Preferred Shares pursuant to Article 8.5(A) and (iv) redemption repayment, or repurchase of any Note pursuant to the terms thereof;

(5)                                 any amendment or modification to or waiver under any of the Charter Documents of any Group Company;

(6)                                 any declaration, set aside or payment of a dividend or other distribution by any Group Company except for any distribution or dividend with respect to which the sole recipient of any proceeds therefrom is the Company or any wholly-owned subsidiary of the Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(7)                                 any sale, transfer, or other disposal of, or the incurrence of any Lien on, any substantial part of the assets of any Group Company, except for (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements and (ii) Liens incurred by operation of law that are not reasonably foreseeable or controllable by the Company and would not materially interfere with, impair or impede the operation or value of the Business;

(8)                                 the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(9)                                 any Deemed Liquidation Event or Share Sale or any merger, amalgamation, scheme or arrangement or consolidation of any Group Company with any Person, or the purchase or other acquisition by any Group Company of all or substantially all of the assets, equity or business of another Person, other than in any case an Approved Sale;

(10)                          acquisition of another corporation or entity by any Group Company by consolidation, merger, purchase of assets, or other reorganization in which such Group Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

(11)                          any change of the size or composition of the board of directors of any Group Company;

(12)                          any investment in, or divestiture or sale by any Group Company of an interest in a Subsidiary; or

(13)                          any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the above actions.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (13) above requires the approval of the Members of the Company in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Majority Holders has not yet been obtained, then the Majority Holders shall, in such vote, have the voting rights equal to the aggregate voting power of all the Members who vote in favour of the resolution plus one.

2.              Board Approvals.  The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Members shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by a majority of the board of directors of the Company (so long as such approval includes the approval of at least two Investor Directors):

(1)                                 creation, incurrence or assumptions by the Group Companies of Indebtedness (including but not limited to issue and sale of convertible debt) or guarantees of Indebtedness in excess of RMB 2 million individually or RMB 5 million on a consolidated basis in the aggregate during any fiscal year;

(2)                                 any advances or loans to any of the directors, officers or employees of any Group Company;

(3)                                 purchasing or leasing any automobile in excess of RMB 1 million in the aggregate in a single transaction or a series of related transactions in any twelve (12) conservative month period;

(4)                                 purchasing any publicly-traded securities of any other company in one or a series of related transactions exceeding US$100,000 in the aggregate in a twelve (12) consecutive months period;

(5)                                 authorizing any increase in the annual base compensation by more than twenty percent (20%) for any senior officers or key employees of the Group in a twelve (12) consecutive months period (for the avoidance of doubt, profits sharing received by such employees in accordance with the Company’s profit sharing policy will not be deemed to be part of the annual base compensation);

(6)                                 authorizing any increase in the percentage of profit sharing received in accordance with the Company’s profit sharing policy by more than twenty percent (20%) for any senior officers or key employees of the Group in a twelve (12) consecutive months period;

(7)                                 any transaction, or a series of related transactions, between any Group Company, on the one hand, and a Related Party (other than another Group Company), on the other hand, in excess of US$25,000;

(8)                                 any material change to the business scope, business plan or nature of business of any Group Company, or creation or cessation of any business line of any Group Company;

(9)                                 the exclusive licensing of all or substantially all of any  Group Company’s intellectual property to a third party in one or more transactions;

(10)                          acquisition of another corporation or entity by any Group Company by consolidation, merger, purchase of assets, or other reorganization in which such Group Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

(11)                          subject to Section 11.5 of the Shareholder and Noteholder Agreement, the adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies, and the approval of any stock option, equity grant or award thereunder;

(12)                          the appointment or removal of the Auditors or the auditors for any other Group Company, or the change of the term of the fiscal year for any Group Company;

(13)                          any public offering of any Equity Securities of any Group Company;

(14)                          any adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election;

(15)                          the approval of, or any deviation from or amendment of the investment plan of any Group Company;

(16)                          any amendment or modification to or waiver under any of the Charter Documents of any Group Company;

(17)                          any increase or decrease in registered capital of any Group Company;

(18)                          any Deemed Liquidation Event or Share Sale or any merger, amalgamation, scheme or arrangement or consolidation of any Group Company with any Person, or the purchase or other acquisition by any Group Company of all or substantially all of the assets, equity or business of another Person, other than in any case an Approved Sale;

(19)                          the approval of, or any deviation from or amendment of, the profit distribution plan of any Group Company;

(20)                          create (or terminate) any mortgage, charge, pledge, lien or other encumbrance with respect to any assets of any Group Company;

(21)                          making any guaranty or indemnity to any third party (or agree to any material amendments in respect thereof);

(22)                          any change in the authorized size of the Board of Directors of any Group Company;

(23)                          the appointment or removal of, and approval of the compensation package for, any director on the board of directors of any Group Company;

(24)                          the appointment or removal of, and approval of the remuneration package for, any member of the senior management of each Group Company, including the chief executive officer, the chief operating officer, the chief financial officer, and any other management member at or above the level of vice president or comparable position;

(25)                          the appointment or removal of, and approval of the remuneration package for, an employee of any Group Company who shall be a Principal or a Principal’s Relative;

(26)                          entering into or effecting any transaction or series of related transactions (or agreeing to any material amendments in respect thereof), involving the purchase, sale, lease, rent, license, exchange, disposal or acquisition by any Group Company of any assets, properties or securities for consideration in excess of RMB 3 million (or equivalent in foreign currency); or

(27)                          any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the above actions.

8.5                               Redemption Rights.

A.                                    Redemption. The Preferred shares shall be redeemable in the following circumstances, provided that in each circumstance a Redemption Notice (as defined below) is delivered to the Company pursuant to Article 8.5B on or prior to the later of (i) the expiration of the 54-month period immediately following the First Closing Date; and (ii) the date that is forty-five (45) days after an Initial Redemption Notice is given to the Company by any other holder of Preferred Shares which is entitled to request redemption in accordance with this Article 8.5A:

1.              The holders of a majority in voting power of the outstanding Series B Preferred Shares, at any time after the earlier of (i) the date that any other class or series of Equity Securities of the Company becomes redeemable, and (ii) the occurrence of any Redemption Event, shall be entitled to request redemption by the Company of all or part of their Preferred Shares.

2.              The holders of a majority in voting power of the outstanding Series A Preferred Shares, at any time after the date that any other class or series of Equity Securities of the Company becomes redeemable, shall be entitled to request redemption of all or part of their Preferred Shares.

3.              Each holder of Series A Preferred Shares shall be entitled to request redemption by the Company of all or part of its Preferred Shares if no Group Company has successfully completed a Qualified IPO within four (4) years from the Series B Nominal Issue Date.

B.                                    A holder (or group of Holders) (the “Initiating Holders”) shall exercise their right of redemption hereunder by giving a written notice by hand or letter mail or courier service to the Company at its principal executive offices at any time or from time to time (the “Initial Redemption Notice”). Upon receipt of such notice, the Company shall  promptly thereafter provide all of the other holders of Preferred Shares notice (pursuant to Articles 106 through 110) of the Initial Redemption Notice and of their right to participate in such redemption, which right is exercisable by each such holder in their own discretion by delivering a written notice (each, a “Redemption Notice”) by hand or letter mail or courier service to the Company at its principal executive offices within fifteen (15) days of the giving of such notice by the Company, requesting and specifying redemption of all or part of their Preferred Shares.  The Company shall pay to each holder (each, a “Redeeming Preferred Shareholder”) of a Preferred Share for which an Initial Redemption Notice or a Redemption Notice has been timely submitted (each, a “Redeeming Preferred Share”), in respect of such Redeeming Preferred Share, an amount (the “Redemption Price”) equal to (i) with respect to each Series B Preferred Share that is being so redeemed, the sum of the Series B Nominal Issue Price, plus an amount accruing thereon daily at a rate of 10% per annum, compounding annually, beginning on the Series B Nominal Issue Date and to the Redemption Price Payment Date (as defined below), plus any declared but unpaid dividends on such Share, or (ii) with respect to each Series A Preferred Share that is being so redeemed, the sum of the Series A Issue Price, plus an amount accruing thereon daily at a rate of 10% per annum, compounding annually, beginning on the date of issuance of such Series A Preferred Share and to the Redemption Price Payment Date (as defined below), plus any declared but unpaid dividends on such Share.  Such Redemption Price shall be paid on a date (the “Redemption Price Payment Date”) to be determined at the discretion of the Company, but in any event (a) within eighteen (18) months of the date of the Initial Redemption Notice if given by the holder(s) of Series A Preferred Shares pursuant to clause A.3 above and (b) otherwise within nine (9) months of the date of the Initial Redemption Notice.  Notwithstanding anything to the contrary herein, no Redemption Price shall be payable to any holder of Series A Preferred Shares until and unless the Redemption Price with respect to each Series B Preferred Share which constitutes a Redeeming Preferred Share has been paid to the holders of such Series B Preferred Shares in full. For the avoidance of doubt, the redemption rights of holders of Series B Preferred Shares and/or the holders of Series A Preferred Shares set out in this Article 8.5 shall at all times take priority and precedence over any redemption or similar rights of any other Member and/or holder of any Equity Security of the Company.

C.                                    Insufficient Funds. If the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Redeeming Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Redemption Price Payment Date in a pro-rata manner against each Redeeming Preferred Share of the same class/series in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Redeeming Preferred Share of the same class/series in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Preferred Share on the Redemption Price Payment Date, and each Redeeming Preferred Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Preferred Share, and each of the Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Preferred Share has been paid in full (the “Redemption Date”) whereupon all such rights shall automatically cease.  For the avoidance of doubt, no Redemption Price shall be payable to any holder of Series A Preferred Shares until and unless the Redemption Price with respect to each Series B Preferred Share which constitutes a Redeeming Preferred Share has been paid to all holders of Series B Preferred Shares in full.  Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of 10% per annum from the Redemption Price Payment Date.

D.                                    Waivers. The Company may, with the written consent of the Majority Holders, and without the need to amend this Article, modify, waive, or deviate from any of the requirements of, or procedures set forth in, this Article.

E.                                     No Impairment. Once the Company has received an Initial Redemption Notice, it shall not (and shall not permit any Subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts to increase as expeditiously as possible the amount of legally available redemption funds including without limitation, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend not otherwise make any distribution of or otherwise decrease its profits available for distribution.

REGISTER OF MEMBERS

9.                                      The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.  The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10.                               The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11.                               If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12.                               A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other Person authorised by the Directors.  The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13.                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14.                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15.                               The Shares of the Company are subject to transfer restrictions as set forth in the Shareholder and Note Holder Agreement and the Right of First Refusal and Co-Sale Agreement, by and among the Company and certain of its Members. The Directors will register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee).  The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16.                               The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, (iii) is as otherwise agreed by the holder of such Share and the Company, or (iv) is pursuant to Clause 7A of the Investment Agreement, subject in the case of clause (ii) or (iii) or (iv) to compliance with any applicable restrictions set forth in the Shareholder and Note Holder Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles and other applicable documents governing the redemption or repurchase of such Shares.

17.                               Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.                               Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise if such variation materially and adversely impacts on a relative basis the specific rights of such class in comparison with the other classes.

19.                               For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

20.                               Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

21.                               The Company may, with the approval of the Board (so long as such approval includes the approval of at least two Investor Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company.  Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22.                               The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23.                               If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest.  The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

24.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy pursuant to Article 15.  If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25.                               If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

26.                               Subject to Article 8, the Company may by Ordinary Resolution:

A.                                    increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.                                    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.                                    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.                                    cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.                                     perform any action not required to be performed by Special Resolution.

27.                               Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

A.                                    change its name;

B.                                    alter or add to these Articles;

C.                                    alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and.

D.                                    reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

28.                               Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

29.                               All general meetings other than annual general meetings shall be called extraordinary general meetings.

30.                               The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as the Directors shall appoint.  At these meetings, the report of the Directors (if any) shall be presented.

31.                               The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32.                               A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than twenty percent (20%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company.

33.                               The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34.                               If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

35.                               A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.                               At least twenty-one (21) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their proxies).

37.                               The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member.  Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

38.                               The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis) and the Majority Preferred Holders together present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 41, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

39.                               A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other.  Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

40.                               A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

A.                                    in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

B.                                    in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

41.                               A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.  If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented.

42.                               The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting; provided that, if notice of such meeting has been duly delivered to all Members ten (10) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any holder of Preferred Shares, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members seven (7) days prior to the adjourned meeting in accordance with the notice procedures under Articles 106 through 110 and if at the adjourned meeting the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of the Majority Preferred Holders, then the separate requirement that the Majority Holders be present for a quorum to be established shall not apply to such adjourned meeting for purposes of establishing a quorum.  At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.                               With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

44.                               A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

45.                               On a poll a Member shall have one vote for each Ordinary Share he holds on an as converted basis, unless any Share carries special voting rights.

46.                               Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

47.                               A poll on a question of adjournment shall be taken forthwith.

48.                               A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

49.                               Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

50.                               In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

51.                               A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

52.                               No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

53.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

54.                               Votes may be cast either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

55.                               A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

56.                               The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose.  A proxy need not be a Member of the Company.

57.                               The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

58.                               The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

59.                               Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

60.                               Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

61.                               Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

62.                               The authorized number of directors on the Board shall be eight (8) individual directors, with the composition of the Board determined as follows: (a) the holders of a majority of the voting power of the outstanding Ordinary Shares shall have the right to designate, appoint, remove, replace and reappoint five (5) individual directors on the Board (the “Ordinary Directors”), four (4) of whom shall be executive officers of the Group Companies, , and (b) the holders of a majority of the voting power of outstanding Series A Preferred Shares shall have the right to designate, appoint, remove, replace and reappoint three (3) individual directors on the Board, including one (1) individual designated by IDG or any Affiliated fund of IDG (the “IDG Director”) for so long as IDG owns no less than fifty percent (50%) of the Shares owned by it immediately after the Effective Date, calculated on an As-If Converted Basis, and two (2) individuals designated by ADV (the “ADV Directors”, and together with the IDG Director, the “Investor Directors”) for so long as ADV owns no less than fifty percent (50%) of the Series A Preferred Shares owned by it immediately after the Effective Date.

POWERS OF DIRECTORS

63.                               Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Article 8.  No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

65.                               Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

66.                               Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

67.                               The office of a Director shall be vacated if:

A.                                    such Director gives notice in writing to the Company that he or she resigns the office of Director, indicating the date on which such resignation takes effect; or

B.                                    such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

C.                                    such Director is found to be or becomes of unsound mind.

68.                               Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at an extraordinary meeting of such Members duly called or by an action by written consent for that purpose.  Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 67 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at an extraordinary meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

69.                               A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.  At all meetings of the Board of Directors, a majority of the number of the Directors in office elected in accordance with Article 62 that includes at least two Investor Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) that includes at least two Investor Directors at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles and except that the annual budget and strategic plan for the Group Companies need to be approved by at least two-thirds of the directors of the Board of Directors.  If only one Director is elected, such sole Director shall constitute a quorum.  If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of the Investor Directors, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of the Investor Directors, then the presence of the Investor Directors shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established.

70.                               Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of at least two Investor Directors) and that the written notice of each meeting given to the Directors shall include an agenda of the business to be transacted at the meeting.

71.                               A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time.  Participation by a Person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

72.                               A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

73.                               Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 106 through 110.

74.                               The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

75.                               The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

76.                               All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

77.                               A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

78.                               Subject to Article 81, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

79.                               Subject to Article 81, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

80.                               Subject to Article 81, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

81.                               In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article 81.

MINUTES

82.                               The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

83.                               Subject to these Articles, the Board of Directors may, with prior consent of at least two Investor Directors, establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors.  The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.

84.                               The Board of Directors may also, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director.  Any such delegation may be made subject to any conditions the Board of Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

85.                               Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

86.                               Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

87.                               There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

88.                               The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consent of at least two Investor Directors).  The Directors shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

89.                               The Directors may by resolution of the majority of the Board (including the consent of at least two Investor Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

90.                               The Company may, if the Directors so determine, have a Seal.  The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

91.                               The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

92.                               A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

93.                               Subject to the Statute and these Articles (including without limitation, Article 8), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor.  No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

94.                               All dividends and distributions shall be declared and paid according to the provisions of Article 8.

95.                               The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

96.                               Subject to the provisions of Article 8, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

97.                               Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

98.                               No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

99.                               Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member.  Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

100.                        Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

101.                        The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.  The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

102.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

103.                        The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

104.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

105.                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

106.                        Except as otherwise provided in these Articles, notices shall be in writing.  Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

107.                        Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient.  Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

108.                        A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

109.                        Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

110.                        Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

111.                        If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 8.

112.                        If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Article 8, determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

113.                        To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee.  Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

114.                        To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

115.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

116.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

DRAG ALONG RIGHTS

117.                        Subject to the Right of First Refusal and Co-Sale Agreement, if at any time from and after the fourth (4th) anniversary date of December 8, 2016, the Supermajority Holders (collectively, the “Drag Holders”) approve a Deemed Liquidation Event, Share Sale or other sale of the Company, whether structured as a merger, consolidation, reorganization, asset sale, share sale, sale of control of the Company, or otherwise, to any Person that is a bona fide third party purchaser that is not a Drag Holder or an Affiliate of any Drag Holder (the “Offeror”), where (a) the Offeror offers a purchase price reflecting a valuation of the Group Companies as a whole immediately prior to such Deemed Liquidation Event, Share Sale or other sale of the Company of no less than the lower of (A) US$ 390 million, and (B) an amount determined in accordance with the appraiser selection procedure as set forth on Schedule D of the Right of First Refusal and Co-Sale Agreement, or (b) the Offeror is selected through a bidding or auction where there were at least two (2) bona fide third party bidders who submitted binding bids in accordance with bidding procedures reasonably agreed by the Drag Holders and the Principals (the “Approved Sale”), then at the request of the Drag Holders the Company shall promptly notify in writing (“Drag Notice”) each other Member of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such Member shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i)                                     Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 8.2 and provided further that some Members may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of such Members.

(ii)                                  Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, Recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii)                               Not exercise any dissenters’ or appraisal rights under applicable law with respect to such Approved Sale.

(iv)                              Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such Member, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v)                                 Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each such Member shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ reasonable fees and expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each such Member shall severally, but not jointly, on a pro rata basis (based upon the relative proceeds received in such transaction) join in any indemnification obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by such Member regarding such Member’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Member) but only up to the net proceeds paid to such Member in connection with such Approved Sale.

In the event that any such Member fails for any reason to take any of the foregoing actions after reasonable notice thereof, such Member hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof; in addition, at the request of two-thirds of the Drag Holders, such Member shall purchase all Equity Securities the Drag Holders proposed to sell in such Approved Sale, at the same price and subject to the same terms and  conditions.  None of the transfer restrictions set forth in Section 2 of the Right of First Refusal and Co-Sale Agreement or in the Other Restriction Agreements (as defined in the Right of First Refusal and Co-Sale Agreement) shall apply in connection with an Approved Sale, notwithstanding anything contained to the contrary herein and therein.